HINTO ENERGY, INC. ANNOUNCES ACQUISITION OF ASSETS IN THE
                                  UINTAH BASIN

June 7, 2012 7:00 AM ET

HINTO ENERGY, INC. (OTCQB: HENI) (OTCBB: HENI) announced that the Company has completed the acquisition of certain oil and gas wells and related assets owned by Pacific Energy and Mining Company in the Greater Cisco Area of the Uintah Basin of Grand County, Utah. The acquisition was effective June 1, 2012.

The assets acquired include 4,783 gross acres in the Cisco Springs Fields with a net revenue interest (NRI) averaging approximately 80%. The property includes 27 wells that need to be produced or re-worked. Some wells are currently scheduled for connection to a gas pipeline. There are several drilling locations that are prospects for offset wells. The Company acquired these assets using a combination of its convertible notes payable and cash. The assets are currently producing between 5-15 barrels of oil per day. When gas wells are connected to pipeline and brought on-line, additional production of approximately 200,000 cubic feet of gas per day is expected, which should result in a significant increase in revenues.

George Harris, the Company's Chief Financial Officer, said, "We are pleased to add the Company's second oil and gas property in the Uintah Basin area. We are currently connecting gas wells to a pipeline and expect to report initial oil and gas revenues this quarter. The Company expects to finalize its field redevelopment plan in June and begin implementation in the third quarter of 2012."

Hinto Energy, Inc. engages in the exploration, acquisition, and development of oil and gas properties. The company was formerly known as Garner Investments, Inc. and changed its name to Hinto Energy, Inc. in September 2011. The company was founded in 2011 and is based in Arvada, Colorado.

Notice Regarding Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, which include among others, the inherent uncertainties associated with petroleum exploration and development stage exploration companies including without limitation, other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.